Exhibit 3.45

State of Delaware Secretary of State Division of Corporations Delivered 12:33 PM 05/23/2018 FILED 12:33 PM 05/23/2018 SR 20184207906 File Number 6898346

CERTIFICATE OF FORMATION
OF
THERMAL INFRASTRUCTURE DEVELOPMENT HOLDINGS LLC

First:                                                                 The name of the limited liability company is:  Thermal Infrastructure Development Holdings LLC.

Second:                                                    The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, zip code 19801.  The name of its registered agent at such address is The Corporation Trust Company.

In Witness Whereof, the undersigned has executed this Certificate of Formation on this 23rd day of May, 2018.

/s/ Debbie Reyes
Debbie Reyes
Authorized Person